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                                                                    EXHIBIT 3.64

                             JOINT VENTURE AGREEMENT

                                       OF

                          OWENS-BRIGAM MEDICAL COMPANY

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
ARTICLE I    Name and Principal Place of Business..........................................   1
     Section 1.1.   Formation and Agreement................................................   1
     Section 1.2.   Name...................................................................   1
     Section 1.3.   Principal Place of Business............................................   1
     Section 1.4.   Filing of Documents....................................................   1

ARTICLE II   Purposes of the Business......................................................   1

ARTICLE III  Term of the Joint Venture.....................................................   2

ARTICLE IV   Accounting Method.............................................................   2

ARTICLE V    Capital Contributions.........................................................   2
     Section 5.1.   Initial Capital Contributions..........................................   2
     Section 5.2.   Calls for Additional Capital...........................................   2
             Section 5.2.1.  Contribution Upon Transition to Self-Manufacturing............   2
             Section 5.2.2.  Subsequent Contributions......................................   3
             Section 5.2.3.  Repayment of Loans and Notes..................................   3

ARTICLE VI   Capital Accounts; Drawing Accounts............................................   3
     Section 6.1.   Capital Accounts.......................................................   4
     Section 6.2.   Ratios of Capital Accounts.............................................   4
     Section 6.3.   Distributions of Capital...............................................   3
     Section 6.4.   Drawing Accounts.......................................................   4
     Section 6.5.   Balances in Drawing Accounts...........................................   4
     Section 6.6.   Distributions Out of Drawing Accounts..................................   4
     Section 6.7.   Capital Accounts.......................................................   4

ARTICLE VII       Profit or Loss...........................................................   5
     Section 7.1.   Allocation.............................................................   5
     Section 7.2.   Special Allocation.....................................................   5
     Section 7.3.   Adjustment for Transfer or Liquidation.................................   5
     Section 7.4.   Proration of Profit or Loss............................................   5

ARTICLE VIII      Administrative Provisions................................................   5
     Section 8.1.   Voting.................................................................   5
     Section 8.2.   Time Devoted to the Company............................................   6
     Section 8.3.   Partners' General Management Authority.................................   6
     Section 8.4    Restrictions on Partners...............................................   6
     Section 8.5.   Meetings...............................................................   7
     Section 8.6.   Managing Partner.......................................................   7
     Section 8.7.   General Manager........................................................   8
             Section 8.7.1.   General......................................................   8
             Section 8.7.2.   Duties of the General Manager................................   8

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     Section 8.8.   Indemnification........................................................   9
             Section 8.8.1.   Indemnification of Managing Partner..........................   9
             Section 8.8.2.   Indemnification of General Manager and Employees.............   9
     Section 8.9.   Confidentiality........................................................  10

ARTICLE IX   Withdrawal, Death, Dissolution of a Partner; Transfer,
             Hypothecation of Interest in Company..........................................  10
     Section 9.1.   Prohibition Against Voluntary Withdrawal...............................  10
     Section 9.2.   Prohibition Against Transfers of Interests in Company..................  10
     Section 9.3.   Prohibition Against Encumbrances of Interests in Company...............  10
     Section 9.4.   Violation..............................................................  11
     Section 9.5.   Effect of Withdrawal, Death or Dissolution.............................  11
     Section 9.6.   Continuation of the Company............................................  11

ARTICLE X    Permitted Transfers of Interest in the Company................................  11
     Section 10.1.  General................................................................  11
     Section 10.2.  Definitions............................................................  11
     Section 10.3.  First Option...........................................................  12
     Section 10.4.  Second Option..........................................................  12
     Section 10.5.  Transfer on Exercise of Option.........................................  12
     Section 10.6.  Transfer on Expiration or Termination of Option........................  12
     Section 10.7.  Exercise...............................................................  13
     Section 10.8.  Waiver.................................................................  13
     Section 10.9.  Failure to Timely Exercise.............................................  13
     Section 10.10. Intra-Group Transfers..................................................  13
     Section 10.11. Rights of Assignee.....................................................  13

ARTICLE XI   Dissolution...................................................................  14
     Section 11.1.  Vote Required for Voluntary Dissolution................................  14
     Section 11.2.  Involuntary Dissolution................................................  14
     Section 11.3.  Debit Drawing Account Balance..........................................  14
     Section 11.4.  Winding up the Company.................................................  14
     Section 11.5.  Gains or Losses in Winding Up..........................................  15

ARTICLE XII      Waiver of Right to Court Decree of Dissolution............................  15

ARTICLE XIII     Waiver of Rights for Inventory and Appraisal..............................  15

ARTICLE XIV      Remedies Upon Default.....................................................  16
     Section 14.1.  Events of Default......................................................  16
     Section 14.2.  Remedy on Default......................................................  17
             Section 14.2.1.  Termination or Specific Performance..........................  17
             Section 14.2.2.  Termination Process..........................................  17
             Section 14.2.3.  Waiver.......................................................  18

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             Section 14.2.4.  Fair Market Value............................................  18

ARTICLE XV       Deadlock and Impasse......................................................  19
     Section 15.1.  Deadlock...............................................................  19
     Section 15.2.  Resolution of Deadlock.................................................  19
     Section 15.3.  Declaration of Impasse.................................................  19
     Section 15.4.  Final Impasse..........................................................  19

ARTICLE XVI      Exclusive Dealing.........................................................  20
     Section 16.1.  Competing Products.....................................................  20
     Section 16.2.  Business Opportunities.................................................  20

ARTICLE XVII     Transfer of Assets........................................................  21

ARTICLE XVIII    Books and Records; Tax Matters............................................  21
     Section 18.1.  Books and Records......................................................  21
     Section 18.2.  Tax Matters Partner....................................................  21
     Section 18.3.  Preparation of Tax Returns.............................................  22
     Section 18.4.  Partners' Tax Returns..................................................  22
     Section 18.5.  Fiscal Year............................................................  22
     Section 18.6.  Financial/Operating Reports............................................  22
             Section 18.6.1.  Annual Reports...............................................  22
             Section 18.6.2.  Quarterly Reports............................................  22

ARTICLE XIX      Miscellaneous Provisions..................................................  23
     Section 19.1.  No Third-Party Beneficiaries...........................................  23
     Section 19.2.  Reimbursements.........................................................  23
     Section 19.3.  Entire Agreement.......................................................  23
     Section 19.4.  Successors and Assigns.................................................  23
     Section 19.5.  Assignment.............................................................  23
     Section 19.6.  Counterparts...........................................................  23
     Section 19.7.  Headings...............................................................  23
     Section 19.8.  Notices................................................................  24
     Section 19.9.  Governing Law..........................................................  24
     Section 19.10. Amendments and Waivers.................................................  25
     Section 19.11. Severability...........................................................  25
     Section 19.12. No Violation of Law....................................................  25
     Section 19.13. Representations and Warranties of the Partners.........................  25
     Section 19.14. Survival of Representations and Warranties.............................  26

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                             JOINT VENTURE AGREEMENT

                                       OF

                          OWENS-BRIGAM MEDICAL COMPANY

          THIS JOINT VENTURE AGREEMENT is executed as of the 21st day of September, 1993, by and between OI Medical Inc., a Delaware corporation ("OIM") having its principal place of business at One SeaGate, Toledo, Ohio 43666 and BRIGAM VENTURES INC., a North Carolina corporation ("BriGam") with its principal place of business at 393 East Fleming Drive, Morganton, North Carolina 28655. OIM and BriGam are collectively referred to herein as "Partners" individually, and each of OIM and BriGam is referred to as a "Partner".

                                    ARTICLE I

                      NAME AND PRINCIPAL PLACE OF BUSINESS

          SECTION 1.1. FORMATION AND AGREEMENT. The Partners hereby form the joint venture as a general partnership under the Delaware Uniform Partnership Act, as amended from time to time (and any corresponding provision or provisions of succeeding law) pursuant to the terms and subject to the conditions contained in this Agreement. If any provisions of this Agreement are inconsistent with any provisions of the Act which are not mandatory, then the terms of this Agreement shall control.

          SECTION 1.2. NAME. The joint venture shall operate under the name of Owens-BriGam Medical Company. The joint venture is referred to herein as the "Company".

          SECTION 1.3. PRINCIPAL PLACE OF BUSINESS. The Principal place of business of the Company shall be at One SeaGate, Toledo, Ohio, or such other place of business as may be agreed upon by the Partners from time to time.

          SECTION 1.4. FILING OF DOCUMENTS. Upon the execution of this Agreement and otherwise as may be required thereafter, the General Manager (as hereinafter defined) shall cause to be executed, acknowledged, filed and published, as and where appropriate, such documents as may be required or expedient to conduct the Company business.

                                   ARTICLE II

                            PURPOSES OF THE BUSINESS

     The purposes for which the Company has been and will continue to be organized are: (a) to manufacture respiratory circuits and components and non-seal critical respiratory masks, and to assemble, package and sell respiratory circuits and

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components containing both seal critical and non-seal critical respiratory masks to a variety of markets, and (b) to engage in such other activities as are reasonably incidental to the foregoing as determined by the Partners.

                                   ARTICLE III

                            TERM OF THE JOINT VENTURE

          The joint venture shall commence on the date hereof and shall continue until terminated as hereinafter provided.

                                   ARTICLE IV

                                ACCOUNTING METHOD

          The Company shall keep its accounting records and shall report its income for both reporting and income tax purposes on the accrual method of accounting.

                                    ARTICLE V

                              CAPITAL CONTRIBUTIONS

          SECTION 5.1. INITIAL CAPITAL CONTRIBUTIONS. The initial capital of the Company shall consist of cash contributed by the Partners as follows:

                OIM                             $       440,000.00
                BriGam                          $       360,000.00
                                                ------------------
                Total initial capital
                  contributions                 $       800,000.00
                                                ==================

          SECTION 5.2.   CALLS FOR ADDITIONAL CAPITAL.

          SECTION 5.2.1. CONTRIBUTION UPON TRANSITION TO SELF-MANUFACTURING. At such time as the Partners determine that the Company is ready to begin manufacturing products (as further described in Article XVII hereof), if the Partners determine that the transfer of assets contemplated thereby is to be made by capital contribution, each of the Partners shall contribute to the capital of the Company such assets, including cash, as are agreed by the Partners to be necessary for the operation of such manufacturing operations. As a condition precedent to such contribution, the Partners shall agree upon the valuation ("Valuation") of the assets contributed, or failing such agreement, the matter of Valuation shall be submitted to appraisal by a mutually acceptable appraiser. The contributions to capital made pursuant to this Section 5.2.1 shall be in proportion to the Partners' respective interests in profit and

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loss of the Company as set forth in Article VII hereof, and if necessary, one
Partner shall contribute additional cash to achieve such proportion.

          SECTION 5.2.2. SUBSEQUENT CONTRIBUTIONS. Except as set forth in
Section 5.2.1 hereof, the Partners shall not be obligated to make any further cash contributions to capital. If, however, at any time during the existence of the Company, the Managing Partner shall propose that additional capital is required by the Company and the Partners unanimously adopt such proposal, the Partners shall promptly make such additional capital contribution in proportion to their respective interests in profit and loss of the Company as set forth in
Article VII hereof upon the call of the Managing Partner. If, however, the Partners do not adopt such proposal, any Partner may loan the amount so needed to the Company and such loan shall bear interest at the rate per annum equal to three percent (3%) above the Prime Rate (as hereinafter defined) in effect from time to time, not to exceed the maximum rate of interest allowed by law in the State of Ohio. For purposes hereof, "Prime Rate" shall mean the prime rate (or base rate) reported in the Money Rates column or section of THE WALL STREET JOURNAL as being the base rate on corporate loans at large U.S. money center commercial banks (whether or not such rate has actually been charged by any such bank). If THE WALL STREET JOURNAL ceases publication of the prime rate, the "Prime Rate" shall mean the highest rate charged by Bankers Trust Company on short term, unsecured loans to its most creditworthy large corporate borrowers. If THE WALL STREET JOURNAL (i) publishes more than one prime rate or base rate, the higher or highest of such rates shall apply, or (ii) publishes a retraction or correction of any such rate, the rate reported in such retraction or correction shall apply. Interest shall be payable quarterly on the amount of any such loan to the Partner making such loan to the Company. Such loan shall not entitle the lending Partner to any greater equity share in the Company, but such amount shall be repaid as a preference item out of income earned by the Company, as set forth in Section 5.2.3 hereof.

          SECTION 5.2.3. REPAYMENT OF LOANS AND NOTES. Prior to any distribution by the Company to the Partners, the Company shall repay, in full, any amounts loaned to the Company by one or more Partners pursuant to Section 5.2.2 hereof.

                                   ARTICLE VI

                       CAPITAL ACCOUNTS; DRAWING ACCOUNTS

          SECTION 6.1. CAPITAL ACCOUNTS. A separate capital account ("Capital Account") shall be maintained for each Partner. The balance of a Partner's Capital Account shall be the sum of the Partner's contributions to capital less the sum of distributions of capital to the Partner. The capital interest of each Partner shall consist of the Partner's balance in its Capital Account. In the event the capital interest of a Partner is transferred to another Partner or Partners, a corresponding transfer of the Capital Account balance of the transferor Partner shall be made to the Capital Account(s) of the transferee Partner or Partners.

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          SECTION 6.2.   RATIOS OF CAPITAL ACCOUNTS. The Partners' Capital
Accounts shall be maintained in proportion to the Partners' interests in profit and loss as set forth in Article VII hereof at all times.

          SECTION 6.3. DISTRIBUTIONS OF CAPITAL. Distributions of capital, if any, shall be made and charged to the Partners' Capital Accounts in proportion to the Partners' respective interests in profit and loss as set forth in Article VII hereof. Distributions of capital shall be limited to such amounts as the Partners, by unanimous vote, shall determine from time to time; provided, however, that no distribution of capital may be made so long as any loan from any Partner remains outstanding. No distribution of capital shall be made if the distribution would cause the Capital Account of any Partner to have a debit balance.

          SECTION 6.4. DRAWING ACCOUNTS. A separate drawing account ("Drawing Account") shall be maintained for each Partner. Each Partner's share of the Company losses shall be charged to that Partner's Drawing Account. Each Partner's share of the Company profit shall be credited to that Partner's Drawing Account. In the event the profit and loss interest of a Partner is transferred to another Partner or Partners, a corresponding transfer of the Drawing Account balance of the transferor Partner shall be made to the Drawing Account(s) of the transferee Partner or Partners.

          SECTION 6.5. BALANCES IN DRAWING ACCOUNTS. A credit balance in a Partner's Drawing Account shall constitute a liability of the Company to that Partner, which liability is subordinate to other liabilities of the Company as set forth herein. Such credit balance shall not constitute a part of that Partner's interest in the capital of the Company. A debit balance in a Partner's Drawing Account shall constitute an obligation of that Partner to the Company; it shall not reduce the Partner's interest in the capital of the Company.

          SECTION 6.6. DISTRIBUTIONS OUT OF DRAWING ACCOUNTS. Distributions of the credit balance in a Partner's Drawing Account shall be made and be charged to the Partner's Drawing Account. Distributions out of Drawing Accounts shall be made to each Partner but only upon the unanimous vote of the Partners: provided, however, that no distribution out of Drawing Accounts shall be made so long as any loan from a Partner remains outstanding. A distribution out of Drawing Accounts may only be made from Drawing Accounts of the Partners having a credit balance therein.

          SECTION 6.7. CAPITAL ACCOUNTS. The Capital Account for each Partner shall consist of that Partner's Capital Account plus that Partner's Drawing Account as such are maintained for book purposes. Capital Accounts shall be maintained in accordance with Section 704 of the Internal Revenue Code of 1986, as amended (the "Code") and the Regulations promulgated thereunder, in particular, Regulations, Section 1.704-1(b)(2)(iv), as amended from time to time. The provisions of this Article VI and other provisions of this Agreement respecting allocations, distributions and maintenance of Capital Accounts shall be interpreted and applied in a manner consistent therewith.

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                                   ARTICLE VII

                                 PROFIT OR LOSS

          SECTION 7.1. ALLOCATION. The net profit and loss of the Company (including, but not limited to the profit and loss arising from the sale of Company property), shall be allocated and appropriately credited or charged to the Partners on the basis of each Partner's interest in profit and loss. The Partners' interest in profit and loss are as follows:

                  OIM                       55%
                  BriGam                    45%
                                           ---
                  Total                    100%

A partner's profit and loss interest shall be adjusted pursuant to Section 7.2 hereof.

          SECTION 7.2. SPECIAL ALLOCATION. Any item of income, gain, loss, deduction, or credit, including depreciation recapture, with respect to any property (other than money) that has been contributed by a Partner to the capital of the partnership and which is required to be allocated to the Partners for income tax purposes pursuant to Code Section 704(c) so as to take into account the variation between the adjusted basis of such property for federal income tax purposes and its fair market value at the time of contribution shall be allocated to the Partners in the manner so required by Code Section 704(c) and the Treasury Regulations thereunder.

          SECTION 7.3. ADJUSTMENT FOR TRANSFER OR LIQUIDATION. The Partners' interests in profit and loss shall be adjusted to reflect any transfer of equity interests in the Company and any liquidation of all or part of a Partner's interest therein.

          SECTION 7.4. PRORATION OF PROFIT OR LOSS. In the event any Partner's profit and loss interest is adjusted pursuant to this Agreement, profit or loss for the Company Fiscal Year (as defined in Section 18.5 hereof) in which the event giving rise to the adjustment occurs shall be apportioned between the portions of the Company Fiscal Year before and after the adjustment pro rata on a daily basis, computed on a 365 day year. The day the event giving rise to adjustment occurs shall be included in the period before the adjustment for purposes of the apportionment required by this Section 7.3.

                                  ARTICLE VIII

                            ADMINISTRATIVE PROVISIONS

          SECTION 8.1. VOTING. Except as otherwise specifically provided in this Agreement, all decisions relating to the management of Company business and the determination of Company affairs shall be by affirmative vote of Partners holding more than fifty percent (50%) of the profit and loss interests in the Company (a "Majority

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Vote"). All voting by the Partners under any provision of this Agreement shall be on the basis of Company profit and loss interests with each percentage point (or fraction thereof) of profit and loss interest being equal to one vote or a corresponding fraction of one vote.

          SECTION 8.2. TIME DEVOTED TO THE COMPANY. Each Partner shall devote such time to the Company business as may be agreed upon by Majority Vote of the Partners; provided, however, no Partner shall be required to devote full time to the Company business.

          SECTION 8.3. PARTNERS' GENERAL MANAGEMENT AUTHORITY. Except as otherwise set forth or delegated in this Agreement, the Partners, by a Majority Vote, shall exercise all power and authority for the operations of the Company, which, by way of illustration and not limitation, shall include the power and authority to:

          (a)  direct, manage, control and operate the Company;

          (b)  set strategic direction for the Company;

          (c) direct all of the Company's business and management policies and specific business and operational decisions;

          (d)  appoint and terminate senior management;

          (e)  acquire and dispose of assets in the ordinary course of business;

          (f)  approve operating budgets and variances from budgets;

          (g)  appoint auditors of the Company;

          (h)  control litigation and administrative proceedings; and

          (i) assume all other responsibilities not specifically reserved to the Partners acting by unanimous vote pursuant to this Agreement or law.

          SECTION 8.4. RESTRICTIONS ON PARTNERS. No Partner or Partners, without the written consent of all other partners holding an interest in the profit and loss of the Company, shall:

          (a) Approve any loan to the Company (A) in an amount in excess of $250,000 that would be other than in the ordinary course of business or (B) for purposes other than growth of the then current line of business of the Company;

          (b) Approve the acquisition, sale or transfer in any single transaction or series of related transactions of fixed assets by the Company in excess of $250,000 that would be other than in the ordinary course of business;

          (c) Approve transactions which would dilute any Partner's ownership interest in the Company;

          (d)  Waive a business opportunity pursuant to Section 16.2 hereof.

          SECTION 8.5. MEETINGS. The Partners shall meet at least once annually, or more frequently at the request of any Partner. Notice of each meeting of the Partners shall be delivered to all Partners at least ten (10) days in advance of the date of such meeting. Each meeting of the Partners shall take place at the Company's principal place of business at 10:00 a.m. on the day set forth in such notice or at such other time and place agreed upon by all Partners. Partners holding more than fifty percent (50%) of the profit and loss interests in the Company attending such meeting in person or by proxy, shall constitute a quorum. Any action may also be taken by written consent of Partners holding the profit and loss interests in the Company required to take such action pursuant to this Agreement or by law.

          SECTION 8.6 MANAGING PARTNER. The Partners hereby designate OIM as the Managing Partner to manage and control the day-to-day business affairs and operations of the Company. In addition to the foregoing general grant of authority, but subject to the provisions of Section 8.4 hereof, the Managing Partner shall have the authority:

          (a) To appoint a General Manager, to serve at the pleasure of, and upon such terms and conditions as are acceptable to the Managing Partner, such General Manager being vested with the authority of the Managing Partner to perform the duties set forth in Section
               8.7 hereof;

          (b) To purchase, invest in, reinvest in, or otherwise acquire, and to retain, whether originally a part thereof or subsequently acquired, any and all stocks, bonds, notes, or other securities, or any variety of real or personal property, including stocks or interests in investment trusts and common trust funds operated and managed by a corporate trustee, as it may deem advisable;

          (c) To obtain, sell and convey, mortgage, encumber, lease, exchange, pledge, partition, plat, subdivide, improve, repair, surrender, abandon or otherwise deal with or dispose of any and all property of whatsoever character and wheresoever situated forming a part of the Company, at such time or times and in such manner and upon such terms as, in the discretion of the Managing Partner may be deemed expedient and proper; to give options therefor; to execute deeds, transfers, leases, pledges, mortgages, and other instruments of any kind;

          (d) To open and to close checking or savings accounts, in banks or similar financial institutions, in the name of the Company or in the name of a nominee; to deposit cash in and withdraw cash from such accounts; to hold such accounts and/or securities in bearer form, or in the name of the Company or in the name of a nominee;

          (e) To give general or special proxies or powers of attorney for voting or acting in respect of shares or securities, which may be discretionary and with power of substitution; to deposit shares or securities with, or transfer them to, protective committees or similar bodies; to join in any reorganization and to pay assessments or subscriptions called for in connection with shares or securities held by the Company;

          (f) To employ at Company expense investment counsel, brokers, accountants, attorneys, and any other agents to act in its behalf; generally to do any act or thing and execute all instruments necessary, incidental or convenient to the proper administration of the Company property;

          (g) To establish and implement any and all rules, regulations and policy as it deems prudent for the operation of the Company and its property.

          The Managing Partner may be removed or replaced by the Majority Vote of the partners with or without cause.

          SECTION 8.7.   GENERAL MANAGER.

          SECTION 8.7.1. GENERAL. The Managing Partner shall appoint an individual who is reasonably acceptable to BriGam to act as the General Manager for the Company. The General Manager shall report directly to the Managing Partner. J. Michael Bridges is hereby appointed by the Managing Partner as the initial General Manager.

          SECTION 8.7.2. DUTIES OF THE GENERAL MANAGER. Subject to Sections 8.3,
8.4 and 8.6 hereof, the General Manager shall have the usual responsibilities associated with the title of general manager and chief executive officer and shall be responsible for the efficient and effective operation of the Company's business, including marketing and sales of the products and the supervision of any assets, services and employees provided to the Company by the Partners. Without limiting

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the foregoing, and in addition to other duties delegated to him or her by the
Partners or by this Agreement, the General Manager shall have the following specific duties:

          (a)  determining the daily operations of the Company;

          (b) preparing budgets for approval by the Partners (which budgets, upon approval by the Partners, shall be referred to herein as the "Budget");

          (c) unless otherwise directed by a Majority Vote of the Partners, operating and managing the business of the Company in a manner that is consistent with the Budget;

          (d) hiring, terminating and supervising the employees working for, or assigned or leased to, the Company (including, without limitation, those employees approved by the Company and provided to the Company by the Partners);

          (e) approving those variances in expenditures from the Budget which, when added to the cost of all other such variances incurred by the Company during the same Fiscal Year equals no more than 110% of the Budget in the aggregate;

          (f) reporting to the Partners for their approval, variances in expenditures from the Budget which, when added to the cost of all other such expenditures incurred by the Company during the same Fiscal Year, exceeds 110% of the Budgets in the aggregate; and

          (g) any other matter delegated to the General Manager by the Partners or the Managing Partner.

          SECTION 8.8.   INDEMNIFICATION.

          SECTION 8.8.1. INDEMNIFICATION OF MANAGING PARTNER. The Managing Partner, its officers, directors, employees, and agents shall be indemnified by the Company against all liability for any claim, demand, loss, damage, liability or expense (including, without limitation, amounts paid in settlement, reasonable costs of investigation and reasonable legal expenses) resulting from any threatened, pending or completed action, suit or proceeding naming any of them as a defendant by reason of acts or omissions within the scope of their authority as set forth in this Agreement to the maximum extent permitted by Delaware law.

          SECTION 8.8.2. INDEMNIFICATION OF GENERAL MANAGER AND EMPLOYEES. The General Manager and each employee of the Company shall be indemnified by the Company against all liability for any claim, demand, loss, damage, liability or expense

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(including, without limitation, amounts paid in settlement, reasonable costs of investigation and reasonable legal expenses) resulting from any threatened, pending or completed action, suit or proceeding naming any of them as a defendant by reason of acts or omissions within the scope of their authority as set forth in this Agreement to the maximum extent permitted by Delaware law.

          SECTION 8.9. CONFIDENTIALITY. Each Partner acknowledges that it may have access to confidential information concerning the other Partner's business and the business of affiliates (as defined in Section 16.1 hereof) of the other Partner (including, without limitation, customer lists, the types and quantities of products that each Partner manufactures and sells, and sales data related to such products) and agrees to treat such information as confidential, preserve the confidentiality thereof and not duplicate or disclose such information to any third party, except in connection with, and in furtherance of, the business and affairs of the Company, and only then with the written consent of the other Partner. Each Partner hereby agrees that its obligations pursuant to this
Section 8.9 shall survive the withdrawal or departure of a Partner from, or the dissolution of, the Company. A Partner's confidentiality obligations with respect to the other Partners, as described in this Section 8.9, shall terminate upon the fifth (5th) anniversary of the earlier to occur of the date such Partner withdraws or departs from the Company or the date of dissolution of the Company.

                                   ARTICLE IX

                  WITHDRAWAL, DEATH, DISSOLUTION OF A PARTNER;
                 TRANSFER, HYPOTHECATION OF INTEREST IN COMPANY

          SECTION 9.1. PROHIBITION AGAINST VOLUNTARY WITHDRAWAL. No Partner shall have the right to voluntarily withdraw from the Company during the initial five (5) years after the date hereof. Thereafter a Partner may withdraw from the Company after giving one hundred twenty (120) days written notice of its intention to withdraw.

          SECTION 9.2. PROHIBITION AGAINST TRANSFERS OF INTERESTS IN COMPANY. Except as otherwise provided herein, no Partner may transfer all or any portion of its interest in the Company or its rights under this Agreement, or agree to do so.

          SECTION 9.3. PROHIBITION AGAINST ENCUMBRANCES OF INTERESTS IN COMPANY. No Partner may encumber, mortgage, pledge, hypothecate or place a lien (or make any disposition similar thereto; collectively an "Encumbrance") upon all or any portion of its interest in the Company or rights under this Agreement, or agree to do so, without the prior written consent of the Company, which consent shall not unreasonably be withheld but may be subject to such reasonable conditions as the other Partners may require.

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          SECTION 9.4.   VIOLATION. Any purported transfer or Encumbrance not in
accordance with this Agreement shall be null and void and shall not be recognized by the Company.

          SECTION 9.5. EFFECT OF WITHDRAWAL, DEATH OR DISSOLUTION. The Company shall not be dissolved by the withdrawal or death of a Partner, except as provided in Article XI hereof, nor shall the Company be dissolved by the dissolution of any Partner.

          SECTION 9.6. CONTINUATION OF THE COMPANY. The remaining Partners shall have the right to continue the Company business under its present name following the withdrawal, death or dissolution of a partner provided that they, individually, through the Company, or in any combination thereof, purchase or liquidate the entire interest of the withdrawn, deceased or dissolved Partner.

                                    ARTICLE X

                 PERMITTED TRANSFERS OF INTEREST IN THE COMPANY

          SECTION 10.1. GENERAL. The right to transfer or dispose of any interest of the Company shall be subject to the restrictions set forth in
Section 10.4 hereof. Notwithstanding anything contained herein to the contrary, no Partner may transfer or dispose of less than all of the Interest in the Company held by it and its 100% Group (save in respect of transfers made pursuant to Section 10.10 hereof) without the prior written consent of all other Partners.

          SECTION 10.2. DEFINITIONS. In this Article X the following words shall bear the following meanings:

          "Prescribed Price"        the price specified in the Transfer Notice;

          "Proposing Transferor"    a Partner or its personal representative
                                    proposing to transfer or dispose of all or any portion of an Interest in the Company;

          "Purchaser"               a Partner willing to purchase interests in
                                    the profit and loss of the Company comprised in, or offered for purchase pursuant to the serving of, a Transfer Notice;

          "Sale Interests"          all interests of the Company comprised in a
                                    Transfer Notice;

          "Transfer Notice"         a written notice served by a Partner in
                                    accordance with Section 10.3 hereof;

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          "100% Group"              in the case of BriGam, BriGam, Inc. and its
                                    wholly-owned subsidiaries (the "BriGam 100%
                                    Group"), and in case of OIM, Owens-Illinois, Inc. and its wholly-owned subsidiaries (the "Owens 100% Group").

          SECTION 10.3. FIRST OPTION. Before transferring or disposing of any Interest in the Company, the Proposing Transferor shall serve a Transfer Notice on each of the other Partners specifying the interest in question and stipulating the Prescribed Price. Upon receipt of a Transfer Notice, each of the other Partners shall have the right and first option for a period of thirty (30) days to purchase, at the Prescribed Price, all or a portion of the Sale Interest determined by the ratio of the percentage interest in profit and loss of the Company held by such other Partner to the total percentage interest in profit and loss of the Company held by all such other Partners (other than the Proposing Transferor).

          SECTION 10.4. SECOND OPTION. If at the time there are three or more Partners and if for any reason any Partner does not timely exercise its option to, or waives its right to, purchase its proportionate share of the Sale Interest of the Proposing Transferor, then immediately upon the earlier of the expiration of the aforementioned thirty (30) day option period or the effective date of the waiver, any Partner who elected to exercise its option under Section 10.3 hereof shall have the further right and option for a period of fifteen (15) days after the earlier of the expiration date of said thirty (30) day period or the effective date of said waiver to purchase, at the Prescribed Price, a portion of the Sale Interest which were subject to the unexercised options determined by the ratio of the percentage interest in profit and loss of the Company held by such Partner exercising its second option to the total percentage interests in profit and loss of the Company held by all Partners exercising their second options.

          SECTION 10.5. TRANSFER ON EXERCISE OF OPTION. If the Proposing Transferor is given notice under Section 10.3 and Section 10.4 hereof that other Partners have exercised their option to purchase all, but not less than all, of the Sale Interest, the Proposing Transferor shall be bound, on payment of the Prescribed Price, to transfer the Sale Interest to the respective Purchasers or their designees. The sale and purchase shall be completed at the office of the Company, or at such other place as the Proposing Transferor and the Purchasers shall agree, during normal business hours on the first business day after the expiration of sixty (60) days after the expiration of the option period set forth in Section 10.4 hereof.

          SECTION 10.6. TRANSFER ON EXPIRATION OR TERMINATION OF OPTION. If options granted by Section 10.3 and Section 10.4 hereof are not exercised as to all of the Sale Interest, then such options as were exercised shall become void AB INITIO, and the Proposing Transferor may sell all of the Sale Interest to any third party free of the restrictions set forth in this Article X, subject to the following restrictions: (i) the Sale Interest may not be sold after the expiration of one hundred eighty (180) days after the expiration of the option period set forth in Section 10.4 hereof, (ii) the Sale Interest must be sold in a bona fide sale at a price not being less than the Prescribed Price, (iii) the third party transferee of the Sale Interest shall execute and deliver to the Company an undertaking under which such third party shall become a party hereto, in place of the Proposing Transferor, to the extent that the Proposing Transferor ceases to hold an Interest in the Company as a result of such transfer; and (iv) the third party transferee complies in full with the terms of Section 10.11 hereof.

          SECTION 10.7.  EXERCISE. An option granted by Section 10.3 or Section
10.4 hereof may be exercised only by the holder thereof and only by the delivery of a written notice of exercise to the Proposing Transferor prior to the expiration of the relevant option period.

          SECTION 10.8. WAIVER. The restrictions imposed by this Article may be waived in relation to any proposed transfer of interests in the Company with the written consent of all Partners who would otherwise have been entitled to have said interests offered to them in accordance herewith.

          SECTION 10.9. FAILURE OF TIMELY EXERCISE. Failure of a Partner to exercise an option granted by Section 10.3 or Section 10.4 hereof prior to the expiration of the relevant option period provided in said Section 10.3 or
Section 10.4 hereof shall be deemed to be a waiver of that option as of the date the option period expired.

          SECTION 10.10. INTRA-GROUP TRANSFERS. Notwithstanding the foregoing, interests in the Company may be transferred to any member of the BriGam 100% Group (in the case of interests held by BriGam) and to any member of the Owens 100% Group (in the case of interests held by Owens), but only (i) if the transferee is already a party hereto or shall have first agreed to adhere to and be bound by the provisions hereof by executing and delivering in favor of the other parties hereto an undertaking to the intent and with the effect that from the date of such undertaking, or, if later, the date of the transfer, the transferee shall become a party hereto, in place of the transferor, to the extent that the transferor ceases to hold interests in the Company as a result of such transfer; and (ii) on terms that the transferee shall retransfer the relative interests to a member of the BriGam 100% Group (in the case of interests held by BriGam) or to a member of the Owens 100% Group (in the case of interests held by Owens), prior to such transferee ceasing to be a member of the BriGam 100% Group or the Owens 100% Group (as the case may be).

          SECTION 10.11. RIGHTS OF ASSIGNEE. Subject to the last sentence of this Section 10.11, the assignee or assignees of all or part of the Partner's interest transferred in accordance with this Article X shall be admitted to the Company as a Partner or Partners, and shall be accorded all the rights and privileges of the status of Partner; provided, however, that such purchaser or purchasers shall execute all notes, mortgages, and other documents related to the Company which bore the signature of the transferring Partner and which are presented to him, her or it within sixty (60) days after the date of the sale of the interest and shall execute a joinder agreement adopting and agreeing to be bound by the terms of this Agreement. The foregoing notwithstanding, until all the requirements of this Article X are complied with in full to the reasonable satisfaction of the Managing Partner, such assignee or assignees shall have no right to participate in the management or administration of the Company's business or affairs or to require any information form the Company or accounting of the Company's transactions or to inspect the Company's books and records.

                                   ARTICLE XI

                                   DISSOLUTION

          SECTION 11.1. VOTE REQUIRED FOR VOLUNTARY DISSOLUTION. The Company may be voluntarily dissolved by the unanimous affirmative vote of the Partners.

          SECTION 11.2. INVOLUNTARY DISSOLUTION. The Company may be involuntarily dissolved, and wound up, in accordance with law, and to the fullest extent permitted thereby full effect will be accorded to the provisions of Section 11.4 hereof.

          SECTION 11.3. DEBIT DRAWING ACCOUNT BALANCE. On dissolution of the Company, a debit balance in the Drawing Account of any Partner shall be paid to the Company within sixty (60) days after notice of written demand for payment is given to the Partner. Notice of written demand for payment shall be given by the Company upon the affirmative vote of a majority of the profit and loss interests of all Partners other than the Partner to whom notice is to be given.

          SECTION 11.4. WINDING UP THE COMPANY. In the event of voluntary dissolution, the Company shall immediately commence to wind up its affairs. The Partners shall continue to share profit and loss during winding up in the same proportions as before dissolution. The proceeds from liquidation of the Company's assets shall be applied as follows:

          (a)  First to payment of debts of the Company, other than to Partners.

          (b) Second to payment of amounts owed to Partners for amounts borrowed from and not repaid to Partners.

          (c) Third to payments of credit balance in the Partners' respective Drawing Accounts.

          (d) Fourth to return of the capital contributions of the Partners as reflected in the Partners' respective Capital Accounts.

          (e) Fifth to the Partners in proportion to their interests in profit and loss.

          SECTION 11.5. GAINS OR LOSSES IN WINDING UP. Any gain or loss on disposition of Company properties in the process of winding up shall be credited or charged to the Partners in proportion to their interests in profit and loss as specified in Article VII. Any property distributed in kind in the winding up shall be valued and the distribution treated as though the property were sold and the cash proceeds were distributed to the Partners who received the property. The difference between the value of property distributed in kind and its book value shall be treated as a gain or loss on sale of the property and shall be credited or charged to the Partners in proportion to their interests in profit and loss.

                                   ARTICLE XII

                            WAIVER OF RIGHT TO COURT
                              DECREE OF DISSOLUTION

          The Partners agree that irreperable damage would be done to the goodwill and reputation of the Company if any Partner should bring an action in court to dissolve the Company. Care has been taken to provide fair and just payments to a Partner whose relation with the Company is terminated for any reason. Accordingly, each of the Partners accepts the provisions made by this Agreement as setting forth its sole entitlement on termination of its Partner relationship. Each Partner after consultation with counsel hereby freely and knowingly waives and renounces all rights to seek dissolution of the Company by court decree or otherwise to seek the appointment by a court of a liquidator for the Company.

                                  ARTICLE XIII

                   WAIVER OF RIGHTS FOR INVENTORY AND APPRAISAL

          The Partners hereby waive to the fullest extent permitted by law (i) any right which a Partner might have to apply to a court of proper jurisdiction for an inventory and appraisal of the Company assets upon the death or dissolution of a Partner, (ii) the filing of any such inventory or appraisal,
(iii) the furnishing of any bond by the surviving Partner or Partners for the payment of Company debts and liabilities and the performance of Company contracts, and (iv) the appointment of a receiver if the surviving Partner or Partners refuse to purchase the interest of a deceased or dissolved Partner.

                                   ARTICLE XIV

                              REMEDIES UPON DEFAULT

          SECTION 14.1. EVENTS OF DEFAULT. The occurrence of any of the following events shall constitute an event of default ("Event of Default") hereunder on the part of the Partner with respect to whom such event occurs (the "Defaulting Party") if within thirty (30) days following notice of such default from any non-defaulting Partner, the Defaulting Party fails to commence substantial efforts to cure such default or thereafter fails within a reasonable time to prosecute to completion with diligence and continuity the curing of such default; provided, however, that the occurrence of any of the events described in subsections (b)-(f) below shall constitute an Event of Default immediately upon such occurrence without any requirement of notice or passage of time except as specifically set forth in any such subsection:

          (a) the violation by a Partner of any of the restrictions set forth in Sections 9.1, 9.2 or 9.3 hereof;

          (b) the institution by a Partner of a case or other proceeding in bankruptcy;

          (c) the institution against a Partner of a case or other proceeding in bankruptcy, which proceeding is not dismissed, stayed or discharged within a period of sixty (60) days after the filing thereof or, if stayed, which stay is thereafter lifted without a contemporaneous discharge or dismissal of such proceeding;

          (d) a proposed plan of arrangement or other action by a Partner's creditors taken as a result of a general meeting of the creditors of such Partner, which arrangement or other action is not dismissed, stayed or discharged within a period of sixty (60) days after such general meeting;

          (e) the appointment of a receiver, custodian, trustee or like officer, to take possession of assets of a Partner if the pendency of said receivership would reasonably tend to have a materially adverse effect upon the performance by said Partner of its obligations under this Agreement, which receivership remains undischarged for a period of sixty (60) days from the date of its imposition;

          (f) attachment, execution or other judicial seizure of all or any substantial part of a Partner's assets or of a Partner's interest in the Company, or any part thereof, such attachment, execution or seizure remaining undismissed or undischarged for a period of sixty (60) days after the levy thereof, if the occurrence of such attachment, execution or other judicial seizure would reasonably tend to have a material adverse affect upon the performance by said Partner of its obligations under this Agreement; provided, however, that said attachment, execution or seizure shall not constitute an Event of Default hereunder if said Partner posts a bond sufficient to fully satisfy the amount of such claim or judgment within sixty (60) days after the levy thereof and the Partner's assets are thereby released from the lien of such attachment; and

          (g) material default in performance of or failure to comply with any other agreements, obligations or undertakings of a Partner herein contained.

          SECTION 14.2.  REMEDY ON DEFAULT.

          SECTION 14.2.1. TERMINATION OR SPECIFIC PERFORMANCE. Upon the occurrence of an Event of Default, as defined by Section 14.1 hereof, by any Partner, any other Partner and/or the Company ("the Aggrieved Party") shall be entitled to terminate this Agreement (save for and subject to the provisions of this Section 14.2) against the Defaulting Party or to claim specific performance of the Defaulting Party's obligations under this Agreement, in either event without prejudice to the Aggrieved Party's right to claim damages. The foregoing is without prejudice to such other rights as the Aggrieved Party may have at law, provided always, that notwithstanding anything to the contrary contained in this Agreement, the Aggrieved Party shall not be entitled to terminate this Agreement or to invoke the terms of Section 14.2.2 hereof for any breach by the Defaulting Party unless such breach is a material breach going to the essence of this Agreement and is incapable of being remedied by a payment in money or, if it is capable of being remedied by a payment in money, the Defaulting Party fails to pay, or procure the payment of, the amount concerned, including reasonable fees and expenses incurred to determine and secure payment of such within ten (10) business days after such amount has been determined.

          SECTION 14.2.2. TERMINATION PROCESS. If an Aggrieved Party elects to terminate this Agreement as provided in this Section 14.2, the following steps shall be taken:

          (a) Within thirty (30) days of the occurrence of the Event of Default, the Aggrieved Party may instruct a merchant bank or broker to determine Fair Market Value in accordance with Section
               14.2.4 hereof. The merchant bank or broker so appointed shall act as an expert and not as an arbitrator. Its costs shall be borne equally between the Defaulting Party and the Aggrieved Party, and its determination shall be final and binding on all Partners, except in the case of manifest error. The Aggrieved Party shall promptly give notice to the Defaulting Party of the Aggrieved Party's appointment of such merchant bank or broker, which notice shall identify the merchant bank or broker so appointed.

          (b) Notice of the price determined pursuant to Section 14.2.2(a) hereof shall be given in writing by the relevant merchant bank or broker to both the Aggrieved Party and the Defaulting Party, and the Aggrieved Party shall be entitled, for a period of sixty (60) days from receipt by it of the notification of the price, by giving written notice to the Defaulting Party either (i) to require the Defaulting Party to sell to the Aggrieved Party all, but not less than all, of the Defaulting Party's interest in the Company at the price so determined; or (ii) to require the Defaulting Party to purchase from the Aggrieved Party all, but not less than all, of the Aggrieved Party's interest in the Company at the price so determined, and the Defaulting Party shall be obliged to so sell or purchase, as the case may be; PROVIDED, HOWEVER, that in the event the Defaulting Party is precluded by law from purchasing the Aggrieved Party's interest pursuant to Section 14.2.2(b)(ii) hereof, the Aggrieved Party shall have the right to pursue all other remedies granted hereunder and shall have the right to require the Defaulting Party to sell its interests in the Company to the Aggrieved Party pursuant to Section 14.2.2(b)(i) hereof.

          SECTION 14.2.3. WAIVER. If the Aggrieved Party fails to give written notice to the Defaulting Party in accordance with Section 14.2.2(b) hereof during the sixty (60) day period, then there shall be no mandatory sale or purchase of interests in profit and loss of the Company, and the Aggrieved Party shall be deemed to have waived its right to sell or purchase interests under
Section 14.2.2 hereof and its right to terminate this Agreement, but not any other rights hereunder, including, without limitation, those set forth in
Section 14.2.1 hereof, with respect to such Event of Default.

          SECTION 14.2.4. FAIR MARKET VALUE. "Fair Market Value" shall be determined on the basis of the open market value of the relevant interests in the Company which would be payable by a willing buyer to a willing seller on arms' length terms. For the purpose of determining Fair Market Value, the terms of reference for the merchant bank or broker (the "Valuer") appointed under
Section 14.2.2 hereof shall require such Valuer to consider written representations from each of BriGam and Owens as to relevant factors which should be taken into account by the Valuer in determining Fair Market Value. The Valuer shall not consider any written representations received from either party more than twenty (20) business days after the date on which the Valuer is appointed.

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                                   ARTICLE XV

                              DEADLOCK AND IMPASSE

          SECTION 15.1. DEADLOCK. A "Deadlock Event" shall be deemed to occur at such time as a Partner (the "Notifying Partner") delivers to the other Partners a notification in writing (the "Deadlock Notice") stating that, in the opinion of the Notifying Partner, the Partners are unable to reach agreement on any matter requiring their unanimous vote, and setting out the reasons therefor, and there is no resolution or agreement which has been approved by all Partners (which approval may be given or withheld or made subject to such conditions as are determined by the Partners in their respective sole and absolute discretion) within seven (7) days after delivery of the Deadlock Notice. A Deadlock Event shall be resolved in accordance with the provisions of this Article XV.

          SECTION 15.2. RESOLUTION OF DEADLOCK. In the event of a Deadlock Event, any Partner may deliver notice of a meeting of the Partners (an "Emergency Notice") to the other Partners, and they shall immediately meet at a time and place agreed upon by the Partners or, if no time and place is agreeable to all Partners, at the Company's principal place of business at 10:00 a.m. on the fifteenth (15th) business day after such Emergency Notice.

          SECTION 15.3. DECLARATION OF IMPASSE. If, at the meeting contemplated in Section 15.2 hereof, the Partners are unable to agree on a course of action to address the reason for the meeting, any Partner may declare an impasse ("Impasse") by giving written notice to the other Partner or Partners (an "Impasse Notice"). Within twenty (20) days after receipt of such Impasse Notice, the Chief Executive Officers of each of the Partners or their designees, at each Partner's election, shall meet in a good faith effort to reach accords which will end the Impasse. If a decision is not made by common accord which ends the Impasse within thirty (30) days after the Impasse Notice, any Partner may declare a final impasse ("Final Impasse") by written notice to the other Partners.

          SECTION 15.4. FINAL IMPASSE. Within forty-five (45) days after notice of a Final Impasse, the notifying Partner (the "First Partner") may offer ("Offer") to the other Partner or Partners (individually, the "Other Partner," and collectively, the "Other Partners") a cash price per percentage point of interest in profit and loss of the Company (the "Offer Price"), fully payable sixty (60) days after such Offer, for the Other Partners' interests in profit and loss of the Company. Within thirty (30) days after such Offer, the Other Partners may notify the First Partner in writing that they will purchase on said sixtieth (60th) day after the Offer all, but not less than all, of the First Partner's interest in the Company, in such proportions as they may agree among themselves, for an amount equal to the Offer Price multiplied by the percentage interest in profit and loss of the Company then held by the First Partner. If the Other Partners fail to so notify the First Partner of their intent to purchase all, but not less than all, of the First Partner's interest, the Other Partners shall be compelled to sell on said sixtieth (60th) day after the Offer all of their interests to the First Partner for the Offer Price multiplied by the percentage interest in profit and loss of the Company then held by each of the Other Partners. If no Offer has been made by the First Partner on or before such forty-fifth (45th) day after the notice of Final Impasse, the Other Partners may initiate the above process by serving a notice upon the First Partner. In such event, the First Partner shall then have thirty (30) days in which to respond that it will purchase on the one hundred and twentieth (120th) day after the notice of Final Impasse all of the Other Partners' interests in the Company for an amount equal to the Offer Price multiplied by the percentage interest in profit and loss of the Company then held by the Other Partner, and the sale shall proceed as to the First Partner if it so responds or as to the Other Partners if the First Partner fails to respond. If no offer is made by any Partner on or before such one hundred and twentieth (120th) day after notice of Final Impasse, the status quo shall prevail, and no further action may be taken with respect thereto.

                                   ARTICLE XVI

                                EXCLUSIVE DEALING

          SECTION 16.1. COMPETING PRODUCTS. This Agreement is intended to encompass and comprehend the entire activity of Owens and BriGam in packaged respiratory systems. The Company shall be the sole vehicle through which Owens or BriGam is involved in any manner in the manufacture, assembly or sale of respiratory circuits or components or non-seal critical respiratory masks, or in the manufacture, assembly, packaging or sale of respiratory circuits and components, packaged systems containing seal critical or non-seal critical respiratory masks or any other products now or hereafter manufactured, packaged, assembled or sold by the Company (hereinafter referred to in this Article XVI as "Competing Products"). Neither Owens nor BriGam, nor their respective affiliates, shall enter into any joint venture or other arrangement with any party other than the Company for the manufacture, assembly, marketing or sale of Competing Products. This Section 16.1 shall not be construed as precluding Owens or BriGam or their respective affiliates from selling to third parties in arm's length transactions the components of such Competing Products which are manufactured by each of them or their affiliates or subsidiaries provided that such components do not constitute respiratory circuits or packaged systems. The term "affiliate" shall mean with respect to any party, any other person or party which, directly or indirectly, is controlled by such person; the term "controlled by", as used with respect to any person or party, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or party, whether through the ownership of voting securities, by contract, or otherwise.

          SECTION 16.2. BUSINESS OPPORTUNITIES. Any business opportunity of which a Partner becomes aware which involves the development, manufacture or sale of any new respiratory related products, including, but not limited to, any new products dealing with the delivery of gases (excluding blood gases) in medical procedures, shall be first offered to the Company for the benefit of or exploitation by the Company. Notwithstanding the provisions of Section 16.1 above, if the Company waives such opportunity and consents in writing to the Partner's activity relative thereto, then that Partner may undertake such opportunity (but only in the manner and to the extent disclosed to the Company), and neither the Company nor any other Partner shall interfere with that activity. The Company and the other Partners shall neither divulge to any third party nor make proprietary use of any confidential information obtained by them or their representatives as a result of any disclosures made pursuant to the requirements of this Section 16.2. Subject to the provisions of Section 16.1 above, this Section 16.2 shall not apply to (a) products that are currently manufactured, sold or otherwise dealt in by the Partners or their affiliates or subsidiaries, (b) products which are the evolution of or natural successors to such current products and which are developed internally by a Partner, or (c) new applications or uses to which current products may be put.

                                  ARTICLE XVII

                               TRANSFER OF ASSETS

          It is intended by the Partners that the Company shall eventually take over the manufacture of some or all of the components initially to be supplied to the Company by the Partners. At such time as the Partners by agreement determine that the Company should begin such self-manufacturing operations, the Partners will meet for the purposes of determining what assets of each Partner, including machinery, equipment, intellectual property, permits and registrations shall be necessary for the conduct by the Company of such self-manufacturing operations; to determine whether the transfer of such assets is to be accomplished by sale or by capital contribution; and, if appropriate, to determine the Valuation of such assets as provided in Section 14.2.4 hereof. Upon agreement as to the form and terms of transfer, the Partners shall as expediently as reasonably possible transfer to the Company the agreed assets.

                                  ARTICLE XVIII

                         BOOKS AND RECORDS; TAX MATTERS

          SECTION 18.1. BOOKS AND RECORDS. The General Manager shall keep, or cause to be kept, books of account and business records for the Company at the Company's principal office. Such books of account and business records shall be kept in accordance with generally acceptable accounting principles in the United States of America consistently applied ("GAAP").

          SECTION 18.2. TAX MATTERS PARTNER. OIM shall be the "Tax Matters Partner" for the Company pursuant to the requirements of Section 6231(a)(7) of the Code, and in such capacity shall make all elections for the Company provided by the Code (including, without limitation, those elections provided in Section 754 of the Code) and shall represent the Company in any disputes, proceedings or controversies with the Internal Revenue Service. The Tax Matters Partner shall have the right to resign by giving thirty (30) days written notice to each Partner. Upon the resignation, death, dissolution or bankruptcy of the Tax Matters Partner, a successor to serve in such capacity shall be designated by a Majority Vote of the Partners.

          SECTION 18.3. PREPARATION OF TAX RETURNS. Income and other required federal, state and local tax returns for the Company shall be prepared by the Managing Partner and sent (together with related work papers) to each Partner for review within ninety (90) days after the end of each Fiscal Year of the Company.

          SECTION 18.4. PARTNERS' TAX RETURNS. Information required for the preparation of a Partner's income tax returns shall be furnished to the Partners as soon as possible after the close of the Company's Fiscal Year.

          SECTION 18.5. FISCAL YEAR. The fiscal year of the Company (the "Fiscal Year") shall end on December 31; PROVIDED, HOWEVER, that if the Tax Matters Partner reasonably determines that such date is not consistent with the requirements of the Code, then the Tax Matters Partner, in its reasonable discretion, may change the Company's Fiscal Year to a date that is permitted by the Internal Revenue Service and the applicable state taxing authorities.

          SECTION 18.6.  FINANCIAL/OPERATING REPORTS.

          SECTION 18.6.1. ANNUAL REPORTS. The General Manager shall send to each Partner (i) an unaudited interim financial report within sixty (60) days after the end of each Fiscal Year and (ii) an audited report within one hundred and twenty (120) days of the end of the Fiscal Year. Each of such reports shall be prepared in accordance with GAAP and shall consist of;

          (a) a balance sheet, income statement and sources and uses of funds statement, each as of the end of or for such Fiscal Year; and

          (b) a report setting forth, for reasonable categories of revenues and expenses ("Categories"), the variance between the amounts set forth in the Budget for such Fiscal Year and the amounts actually spent in, and reserved for, the payment of the Company's expenses during such Fiscal Year (and which shall include an itemization of all reimbursements and other payments made to any Partner and its affiliates).

          SECTION 18.6.2. QUARTERLY REPORTS. As soon as practicable (and in any event within forty-five (45) days after the end of each of the first three fiscal quarters of each Fiscal Year, the General Manager shall send to each Partner the following financial status and operating reports for such fiscal quarter (none of which need be audited, but each of which shall be prepared in accordance with GAAP) consisting of:

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          (a)  a balance sheet, income statement and sources and uses of funds statement, each as of the end of or for such fiscal quarter; and

          (b) a report setting forth, for each Category, the variance between the amounts set forth in the Budget for such fiscal quarter and the amounts actually spent in, and reserved for, the payment of the Company's expenses during such fiscal quarter (and which shall include an itemization of all reimbursements and other payments made to any Partner and its affiliates).

                                   ARTICLE XIX

                            MISCELLANEOUS PROVISIONS

          SECTION 19.1. NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any person (including, without limitation, creditors of the Company) other than the Partners and their respective successors and permitted assigns.

          SECTION 19.2. REIMBURSEMENTS. Each Partner shall pay its own expenses in connection with Company meetings and similar routine activities connected with the governance of the Company.

          SECTION 19.3. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties hereto the subject matter hereof and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, that may have related in any way to the subject matter hereof.

          SECTION 19.4. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

          SECTION 19.5. ASSIGNMENT. No party hereto may assign or otherwise transfer any of its rights or obligations under this Agreement by operation of law or otherwise, without the prior written consent of the other parties hereto, which consent shall not unreasonably be withheld. Any purported or attempted assignment contrary to the terms hereof shall be null and void and of no force or effect.

          SECTION 19.6. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

          SECTION 19.7. HEADINGS. The sections headings contained in this Agreement are inserted for convenience only and are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

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          SECTION 19.8.  NOTICES. Unless otherwise specifically provided for in this Agreement, all notices or other communications required or permitted under this Agreement shall be in writing and shall be sent either (a) through the United States Postal Service, designated as registered or certified mail, return receipt requested and bearing adequate postage, (b) by means of an express delivery service if it obtains a written receipt to confirm delivery, (c) by hand delivery or (d) facsimile transmission. Each such notice shall be effective upon the receipt thereof by the addressee. Rejection or refusal to accept or inability to deliver because of change of address of which no notice was given as provided herein shall be deemed to be receipt of the notice sent. By giving the other parties notice hereto at least seven (7) days notice thereof, any party hereto shall have the right from time to time and at any time while this Agreement is in effect to change its address for purposes of this Section 19.8, and each party shall have the right to specify as its address any other address within the continental United States of America. Each notice or other communication shall be addressed, until notice of change of address as aforesaid, as follows:

          If to Owens, such notice shall be addressed to:

               OI Medical Inc.
               One SeaGate
               Toledo, Ohio 43666
               Attn: General Counsel
               Fax:  (419) 247-1463

          If to BriGam, such notices shall be addressed to:

               BRIGAM VENTURES INC.
               393 East Fleming Drive
               P.O. Box 1009
               Morganton, North Carolina 28655
               Attn: President
               Fax:  (704) 437-7695

          If to the Company, such notices shall be addressed to:

               Owens-BriGam Medical Company
               One SeaGate
               Toledo, Ohio 43666
               Attn:  Managing Partner
               Fax:  (419) 247-1463

          SECTION 19.9. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware without regard to any otherwise governing principles of conflicts of laws.

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          SECTION 19.10. AMENDMENTS AND WAIVERS. This Agreement may be amended, modified, superseded or canceled and any of its terms, covenants, representations, warranties, undertakings or conditions may be waived only by an instrument in writing signed by (or by some person duly authorized by) all of the parties hereto or, in the case of a waiver, by the party waiving compliance.

          SECTION 19.11. SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

          SECTION 19.12. NO VIOLATION OF LAW. This Agreement shall not be construed to require either party to be compelled to do any act or remain in any situation in violation of any law applicable to such party.

          SECTION 19.13. REPRESENTATIONS AND WARRANTIES OF THE PARTNERS. Each Partner represents and warrants to each other Partner as follows as of the date this Agreement is executed by the act of executing this Agreement:

          (a) ORGANIZATION AND STANDING. OIM represents that OIM has been duly organized and is validly existing as a corporation in good standing under the laws of Delaware. BriGam represents to OIM that BriGam has been duly organized and is validly existing under the laws of North Carolina. Each Partner has full corporate power and authority to carry on its business as it is now being conducted and to own and operate its assets and properties and to execute, deliver and perform its obligations under this Agreement.

          (b) AUTHORIZATION AND ENFORCEABILITY. The execution, delivery and performance by such Partner of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved on behalf of such Partner by all necessary action as required by applicable law and its certificate of incorporation and by-laws. This Agreement constitutes a valid and binding agreement of such Partner enforceable against such Partner in accordance with its terms.

          (c) ABSENCE OF RESTRICTIONS. The execution and delivery by such Partner of this Agreement does not, and the consummation by it of the transactions contemplated hereby and thereby and the performance by its of its obligations hereunder will not, violate any provision of its certificate of incorporation or by-laws, or conflict with or result in a violation of or default (with or without notice or lapse of time or both) under any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement or any instrument, permit, concession, franchise or license to which it is a party, or any judgment, order or decree binding upon it, other than any such conflicts, violations or defaults which individually or in the aggregate will not have a material adverse effect on the financial condition or business affairs of such Partner or on the ability of such Partner to perform its obligations hereunder.

          (d) NO CONSENT REQUIRED. No material consent, approval, order or authorization of, or registration, declaration or filling with, any governmental entity is necessary for the execution, delivery and performance by such Partner of this Agreement or the consummation by it of the transactions contemplated hereby.

          (e) COMPLIANCE WITH REGULATION. Such Partner is in compliance with all applicable laws, regulations, rules and orders of governmental entities except where the failure so to comply would not have a material adverse effect on the business affairs or financial condition of such Partner or on the ability of such Partner to perform its obligations hereunder. Such Partner is not subject to any contract, restriction of covenant which would in any manner impair or inhibit the ability of the Company to obtain financing without recourse to its Partners or which would otherwise restrict the ability of the Company to conduct business in the usual and ordinary course. Such Partner has not made any assignment for the benefit of creditors or taken any action with a view to, or which would constitute a basis for, the institution of an insolvency proceeding.

          SECTION 19.14. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties contained in Section 19.13 hereof shall survive the execution and delivery of this Agreement, and the consummation of the transactions contemplated by this Agreement. Each Partner shall indemnify and hold harmless the Company and the Other Partners from losses or damages, including reasonable attorneys' fees and costs arising from a breach by it of its representations and warranties, provided, however, that a breach of these representations and warranties shall not be deemed to be a material breach of this Agreement.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

                                                  OI MEDICAL INC.
                                                   General Partner

                                                  By: /s/ [ILLEGIBLE]
                                                     --------------------------

                                                  Title:    V.P.
                                                        ----------------------

                                                   BRIGAM VENTURES INC.
                                                    General Partner

                                                   By: /s/ James M. Bridges
                                                      -------------------------

                                                   Title: President
                                                         ---------------------